Exhibit 99.1

HANCOCK FABRICS REPORTS A 70 BASIS POINT IMPROVEMENT IN THIRD QUARTERGROSS PROFIT AND A COMPARABLE SALES INCREASE OF 0.3% FOR THE THIRD QUARTER OF 2014

BALDWYN, MS, December 9, 2014 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its third quarter ended October 25, 2014 and first thirty-nine weeks of fiscal 2014.

Financial results for the third quarter include:

●

Comparable store sales increased by 0.3% in the third quarter of fiscal 2014 following a 1.1% increase in the third quarter of fiscal 2013. Net sales for the quarter increased to $72.0 million compared to $71.8 million for the third quarter of last year.

●	Gross profit for the third quarter improved by 70 basis points to 42.3% as compared to 41.6% for the third quarter of the prior year following a 240 basis point improvement in 2013.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased by 90 basis points compared to third quarter of last year due to increased depreciation expense from investments in stores, general insurance and outside labor cost to process freight, travel expenses and occupancy cost, partially offset by a reduction in advertising and commission income.

●	Operating income for the quarter was $0.7 million compared to $0.8 million in the third quarter last year.

●

EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization was $1.9 million for the third quarter of fiscal 2014 and $2.0 million for the same period of fiscal 2013.

●	Net loss was $0.8 million, or $0.04 per basic share, in the third quarter of fiscal 2014 compared to a net loss of $0.6 million, or $0.03 per basic share in the third quarter of fiscal 2013.

First thirty-nine weeks financial results include:

●	Net sales for the first thirty-nine weeks of fiscal 2014 were $194.3 million compared to $194.7 million last year and comparable store sales were virtually unchanged for the past two years.

●	Gross profit remained constant at 43.9% for the first thirty-nine weeks of fiscal 2014 and 2013, on top of a 300 basis point improvement last year.

●

Selling, general and administrative expenses for the first thirty-nine weeks of fiscal 2014, including depreciation and amortization increased by 60 basis points over the same period of fiscal 2013. This increase is the result of additional depreciation expense from investment in stores, increases in general insurance and employee health benefits, utilities, professional fees and labor, partially offset by a reduction in advertising expense and commission income.

●	Operating loss was $287,000 for the first thirty-nine weeks of fiscal 2014 compared to income of $880,000 for the first thirty-nine weeks of fiscal 2013.

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●	EBITDA was $3.3 million for the first thirty-nine weeks of fiscal 2014 compared to $4.4 million for the first thirty-nine weeks of last year.

●

Net loss was $4.6 million or $0.22 per basic share for the first thirty-nine weeks of fiscal 2014, compared to a net loss of $3.7 million, or $0.18 per basic share in the first thirty-nine weeks of fiscal 2013.

Steve Morgan, President and Chief Executive Officer commented, “We have worked hard this year to maintain the 300 basis point improvement in gross margin from last year, despite a more promotional retail environment. We are encouraged by the improvement we are seeing in store traffic, but the promotional activity from other retailers is partially offsetting this by keeping downward pressure on the net sales. Non-core business expenses have been a challenge, especially in insurance claims and health benefits, as we have seen a sharp rise in claims, as have so many businesses. Depreciation expense is up, but this represents the investments we are making in updating our current fleet of stores to drive profit growth.”

Morgan continued, “Despite the lackluster start to the retail holiday season for most retailers, we were pleased to come through the Black Friday weekend maintaining the 30% plus sales comp over the past two years, with sales virtually the same as last year. We believe there is upside for the remainder of the holiday season and have our stores positioned to maximize sales.”

Store Openings, Closings and Remodels

During the third quarter of fiscal 2014, the Company opened four new stores, closed two stores and relocated three stores. For the first thirty-nine weeks of fiscal 2014, five new stores opened, five closed and five stores were relocated ending the quarter with 262 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 262 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

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Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: our business and operating results may be adversely affected by the general economic conditions and the slow economic recovery following the ongoing financial crisis; intense competition and adverse discounting actions taken by competitors, which could have a material effect on our operations; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively could adversely affect our operating results; our inability to effectively implement our growth strategy and access funds for future growth may have an adverse effect on sales growth; our ability to attract and retain skilled people is important to our success; we have significant indebtedness and interest rate increases could negatively impact profitability; our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth; significant changes in discount rates, actual investment return on pension assets, changes in consumer demand or purchase patterns and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; tightening of purchase terms by suppliers and their factories may have a negative impact on our business; we are vulnerable to risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs may negatively impact our operating results; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores could adversely impact our operating results; changes in the labor market and in federal, state, or local regulations could have a negative impact on our business; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services would negatively impact our business; a failure to adequately maintain the security of confidential information could have an adverse effect on our business; failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles may have a negative impact on our reported results; our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition; new regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers; there are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 25, 2014 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	October 25,	October 26,
(in thousands, except for share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$3,124	$2,697
Receivables, less allowance for doubtful accounts	4,796	5,109
Merchandise inventories, net	121,330	114,743
Prepaid expenses	2,965	2,774
Total current assets	132,215	125,323

Property and equipment, net	33,735	33,252
Goodwill	2,880	2,880
Other assets, net	1,753	2,113
Total assets	$170,583	$163,568

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$27,082	$25,059
Accrued liabilities	14,055	13,933
Total current liabilities	41,137	38,992

Long-term debt obligations, net	93,339	83,189
Capital lease obligations	2,455	2,652
Postretirement benefits other than pensions	2,827	2,378
Pension and SERP liabilities	26,204	31,268
Other liabilities	5,329	5,380
Total liabilities	171,291	163,859

Commitments and contingencies
Shareholders' equity (deficit):
Common stock, $.01 par value; 80,000,000 shares authorized; 35,429,248 and 35,009,862 issued and 21,946,648 and 21,569,517 outstanding, respectively	354	350
Additional paid-in capital	91,751	91,227
Retained earnings	89,891	92,737
Treasury stock, at cost, 13,482,600 and 13,440,345 shares held, respectively	(153,800)	(153,758)
Accumulated other comprehensive loss	(28,904)	(30,847)
Total shareholders' equity (deficit)	(708)	(291)
Total liabilities and shareholders' equity (deficit)	$170,583	$163,568

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HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	(unaudited)
	Thirteen Weeks Ended
	October 25,	% of	October 26,	% of
	2014	net sales	2013	net sales
Net sales	$72,012	100.0%	$71,810	100.0%
Cost of goods sold	41,548	57.7	41,930	58.4

Gross profit	30,464	42.3	29,880	41.6

Selling, general and administrative expenses	28,771	39.9	28,126	39.2
Depreciation and amortization	1,016	1.4	906	1.2

Operating income	677	1.0	848	1.2

Interest expense, net	1,498	2.1	1,444	2.0

Loss before income taxes	(821)	(1.1)	(596)	(0.8)
Income taxes	-	-	-	-

Net loss	$(821)	(1.1)%	$(596)	(0.8)%

Basic and diluted loss per share:
Net loss	$(0.04)		$(0.03)

Weighted average shares outstanding:
Basic and diluted	21,010		20,565

	Thirty-nine Weeks Ended
	October 25,	% of	October 26,	% of
	2014	net sales	2013	net sales
Net sales	$194,323	100.0%	$194,685	100.0%
Cost of goods sold	108,945	56.1	109,287	56.1

Gross profit	85,378	43.9	85,398	43.9

Selling, general and administrative expenses	82,700	42.5	81,836	42.0
Depreciation and amortization	2,965	1.5	2,682	1.4

Operating income (loss)	(287)	(0.1)	880	0.5

Interest expense, net	4,306	2.2	4,569	2.5

Loss before income taxes	(4,593)	(2.3)	(3,689)	(2.0)
Income taxes	-	-	-	-

Net loss	$(4,593)	(2.3)%	$(3,689)	(2.0)%

Basic and diluted loss per share:
Net loss	$(0.22)		$(0.18)

Weighted average shares outstanding:
Basic and diluted	20,931		20,490

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities for the periods indicated below.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 25,	October 26,	October 25,	October 26,
(in thousands)	2014	2013	2014	2013

Net cash used in operating activities	$(605)	$(6,218)	$(9,133)	$(11,526)
Depreciation and amortization, including cost of goods sold	(1,218)	(1,145)	(3,583)	(3,534)
Amortization of deferred loan costs	(177)	(173)	(533)	(534)
Amortization of bond discount	-	-	-	(379)
Stock-based compensation	(49)	(213)	(394)	(489)
Inventory valuation reserve	20	(321)	(104)	(897)
Other	(65)	(134)	(168)	(248)
Changes in assets and liabilities	1,273	7,608	9,322	13,918

Net loss	(821)	(596)	(4,593)	(3,689)
Interest expense, net	1,498	1,444	4,306	4,569
Depreciation and amortization, including cost of goods sold	1,218	1,145	3,583	3,534

EBITDA	$1,895	$1,993	$3,296	$4,414

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